Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ACQUIRES FIRST SALES, LLC

Fort Wayne, IN - August 1, 2019 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has completed the acquisition of First Sales, LLC, an Indiana manufacturer of water treatment and filtration equipment for the residential and commercial markets. First Sales designs, manufactures and distributes its products under the Sterling Water Treatment and Avid Water Systems brand names, primarily for customers in the United States. First Sales’ operating results will be reported in the Water Systems segment beginning in the third quarter of 2019. In fiscal year 2018, First Sales had annual sales of approximately $14 million. Franklin expects this acquisition to be accretive to 2020 earnings per share.

Don Kenney, President of Franklin’s North America Water Systems business unit, commented:

“First Sales has developed industry leading products for the professional installer of in-home and commercial water treatment systems. These products are sold through some of the same channels as Franklin’s existing products, and we look forward to continuing to serve First Sales’ customers with best in class quality, service, availability, innovation and cost.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2018, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statement